EXHIBIT 21.1

List of Subsidiaries

Subsidiary	Jurisdiction
Aspect Telecommunications International Corporation	Delaware
Concerto Software (Japan) Corporation	Delaware
Davox International Holdings LLC	Delaware
Aspect Software (Australia) Pty Ltd	Australia
Concerto Software (Australia) Pty Ltd	Australia
FirstPoint Contact Australia Pty Ltd.	Australia
Davox BVBA	Belgium
Aspect Software Centro de Informações do Brasil Ltda.	Brazil
Aspect Software (BVI) Holdings, Ltd.	British Virgin Islands
Aspect Communications Canada Company	Canada
Concerto Software Canada Inc.	Canada
Aspect Telecommunications Technology, Ltd.	Cayman Islands
Concerto Software Cayman Holdings Ltd.	Cayman Islands
Aspect Software (Dalian) Limited	China
Aspect Software (Shanghai) Limited	China
Aspect Communications A/S	Denmark
Applications Specific Solutions For Telecommunications SAS	France
Concerto Software SARL	France
Aspect Software GmbH	Germany
Aspect Communications (HK) Limited	Hong Kong
Aspect Contact Center Software India Private Limited	India
Aspect Technology Center (India) Private Limited	India
Aspect Software Ireland Limited	Ireland
Aspect Software Italy S.r.l.	Italy
Aspect Software Japan Ltd.	Japan
Aspect Software Korea Limited	Korea
Aspect Communications de Mexico, S. de R.L. de C.V.	Mexico
Concerto Software Mexico, S. de R.L. de C.V.	Mexico
Aspect Software (Asia Pacific) Pte Ltd	Singapore
Aspect Communications (S) Pte. Ltd.	Singapore
Melita International (Asia Pacific) Pte. Ltd.	Singapore
Aspect Software, S.L.	Spain
Aspect Communications AG	Switzerland
Aspect Software (Thailand) Co., Ltd.	Thailand
Aspect Communications Europe B.V.	The Netherlands
Aspect Software B.V.	The Netherlands
Concerto Software B.V.	The Netherlands
Aspect Software UK Limited	United Kingdom
Concerto Software (UK) Limited	United Kingdom
Melita International Limited	United Kingdom